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                                                                    EXHIBIT 99.1



                                  May 10, 2002




Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20549

Gentlemen:

The consolidated financial statements of Adams Resources & Energy, Inc. and subsidiaries as of March 31, 2002 and for the three months then ended have been reviewed by Arthur Andersen LLP ("Andersen") in accordance with Statement on Auditing Standards No. 71.

Andersen has represented to Adams Resources & Energy, Inc. that the review was subject to Andersen's quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the review and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this review.

                                                     Very truly yours,

                                                     /s/ Richard B. Abshire

                                                     Richard B. Abshire
                                                     Chief Financial Officer